Exhibit 99.1

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion should be read together with the consolidated financial statements and the notes thereto included in Exhibit 99.2 attached to this Form 8-K.  All references to notes to our consolidated financial statements refer to the financial statements included in Exhibit 99.2 attached to this Form 8-K.  All references to Form 10-K refer to our Form 10-K for the year ended January 31, 2018, which was filed with the Securities and Exchange Commission on April 5, 2018.

Overview
This section provides a discussion of our historical financial condition, cash flows and results of operations for the periods indicated herein. We encourage you to read this Management's Discussion and Analysis of Financial Condition and Results of Operations in conjunction with the consolidated financial statements and related notes included herein and the discussion in Item 1. Business of this annual report on Form 10-K. This discussion contains forward-looking statements that involve numerous risks and uncertainties. The forward-looking statements are subject to a number of important factors, including those factors discussed in Item 1A. Risk Factors and Part I Forward-Looking Statements that could cause actual results to differ materially from the results described or implied by such forward-looking statements. All dollar amounts in the tables in the following discussion and analysis are stated in United States dollars unless otherwise indicated.
Our fiscal year ends on January 31. References to a fiscal year refer to the calendar year in which the fiscal year ends.
Executive Summary
Total revenues decreased to $1.52 billion for fiscal year 2018 compared to $1.60 billion for fiscal year 2017. Retail revenues decreased to $1.19 billion for fiscal year 2018 compared to $1.32 billion for fiscal year 2017. The decrease in retail revenue was primarily driven by a decrease in same store sales of approximately 11%, partially offset by new store sales growth. Sales for fiscal year 2018 were impacted negatively by tightened underwriting standards, the transition of our lease-to-own partner and general consumer softness along the Mexico border.  Credit revenue increased to $323.7 million for the fiscal year 2018 from $280.8 million for fiscal year 2017. The increase in credit revenue resulted from increased originations of our higher-yielding direct loan product, which resulted in an increase in the portfolio yield rate to 19.3% from 15.4%, partially offset by a 3.3% decline in the average balance of the customer receivable portfolio.
Retail gross margin for fiscal year 2018 was 39.6%, an increase of 220 basis points from the 37.4% reported in fiscal year 2017. The increase in retail gross margin was driven by improved product margins across all product categories, favorable product mix and lower warehouse, delivery and transportation expenses as a result of increased efficiencies.
SG&A for fiscal year 2018 was $450.4 million, a decrease of $10.5 million, or 2.3%, over the prior year. The SG&A decrease in the credit segment of $0.7 million was primarily due to a decrease in compensation costs, partially offset by an increase in third-party legal costs related to collection activities and an increase in the corporate overhead allocation. The SG&A decrease in the retail segment of $9.8 million was primarily due to a decrease in compensation costs and a decrease in advertising expense, partially offset by an increase in the corporate overhead allocation, an increase in occupancy costs due to additional stores opened in fiscal year 2018 and $1.7 million of expenses incurred, net of estimated insurance proceeds, related to Hurricane Harvey. The increase in the corporate overhead allocation made to each of the segments was driven by investments we are making in information technology, other personnel to support long-term performance improvement initiatives and an increase in accrued incentive compensation.

Provision for bad debts for fiscal year 2018 was $216.9 million, a decrease of $25.4 million from the prior year. The year-over-year decrease was driven by the following:

•	a decrease in our estimated non-Troubled Debt Restructurings ("non-TDR") loss rate as a result of an improvement in the credit quality of our portfolio;

•	change in estimate of $5.0 million in fiscal year 2017 related to estimated sales tax recoveries on previously charged-off accounts that resulted in an increase to the provision in fiscal year 2017;

•	a decrease in our estimated Troubled Debt Restructurings ("TDR") loss rate as a result of improvements in TDR delinquency rates; and

•	a decrease in the average receivable portfolio balance over the past 12 months, partially offset by:

•	an increase in the TDR balance at January 31, 2018 as compared to January 31, 2017; and

•	an increase in the qualitative reserve related to Hurricane Harvey of $1.1 million.
Interest expense decreased to $80.2 million for fiscal year 2018 compared to $98.6 million for fiscal year 2017, primarily reflecting a lower effective cost of borrowing and lower average outstanding balance of debt. Interest expense during fiscal year 2018 also benefited from the early redemption of previously issued higher cost asset-backed notes.
Net income for fiscal year 2018 was $6.5 million, or $0.20 per diluted share, which includes a charge related to the remeasurement of our deferred tax assets and liabilities of $13.1 million related to the Tax Cuts and Jobs Act (the “Tax Act”), pre-tax charges and credits of $13.3 million and pre-tax losses on extinguishment of debt of $3.3 million related to the early redemption of existing debt. The after-tax impact of these amounts was $0.75 per diluted share. This compares to a net loss for fiscal year 2017 of $25.6 million, or $0.83 per diluted share, which included pre-tax changes in estimate of $13.2 million, a discrete tax item of $0.9 million, and pre-tax charges and credits of $6.5 million. The after-tax impact of these amounts was $0.61 per diluted share.
Company Initiatives
Fiscal year 2018 was a transformative year for our Company. We maintained our focus on enhancing our credit platform to support the pursuit of our long-term growth objectives. Our credit segment delivered significantly improved results, reflecting the higher yield we earn on our direct loan product, more sophisticated underwriting, which has led to lower delinquency rates and losses, and better execution and performance in the capital markets, which has led to lower cost of funds. We continue to see the benefit in our credit operations from the structural changes we have made to increase yield, reduce losses and improve overall credit performance. Retail operating margins remained strong, demonstrating our differentiated business model, improved product mix, and emphasis on disciplined cost management. We demonstrated the resiliency of our business model and the significant value we provide our customers as we endured the challenges caused by Hurricane Harvey. We delivered the following financial and operational results in fiscal year 2018:

•	Returned to full-year profitability, driven by an 80% increase in operating income in fiscal year 2018 compared to fiscal year 2017;

•
Delivered a record quarterly yield on our customer receivables portfolio of 20.5% in the fourth quarter of fiscal year 2018 from 14.0% in the second quarter of fiscal year 2017 as a result of the successful transition to our higher-yielding direct loan program;

•
For the first time in five years, reduced, year-over-year, the balance of accounts 60 days past due as a percentage of the customer receivables portfolio to 9.9% at January 31, 2018 from 10.7% at January 31, 2017;

•
Delivered record retail gross margin of 39.6% in fiscal year 2018, an increase of 220 basis points compared to 37.4% in fiscal year 2017, driven primarily by improved product margins across all product categories, favorable product mix, and continued focus on increasing efficiencies;

•
Extended our successful asset-backed securitization program, securitizing $1.2 billion of customer receivables in two transactions in fiscal year 2018. These securitizations led to the early redemption of our Series 2015-A Class B Notes (the "2015-A Redeemed Notes"), Series 2016-A Class B Notes and Class C Notes (collectively the "2016-A Redeemed Notes"), which contributed to an 18.7% reduction in interest expense in fiscal year 2018 compared to fiscal year 2017; and

•
Increased sales purchased through the lease-to-own product offered through Progressive, which we offer to our customers who do not qualify for our proprietary credit programs, to 6.5% in the fourth quarter of fiscal year 2018 from 3.8% in the second quarter of fiscal year 2018, the quarter in which we made our transition to Progressive.

We believe that we have laid the foundation to execute our long-term growth strategy and prudently manage financial and operational risk while maximizing shareholder value. We have identified the following strategic priorities for fiscal year 2019:

•	Increase net income by improving performance across our core operational and financial metrics: same store sales, retail margin, portfolio yield, charge-off rate, and interest expense;

•	Open five to nine new stores in our current geographic footprint to leverage our existing infrastructure;

•	Increase interest income on our loan portfolio by continuing to originate higher-yielding loans;

•	Continue to refine and enhance our underwriting platform;

•	Reduce our interest expense despite a rising rate environment;

•	Optimize our mix of quality, branded products and gain efficiencies in our warehouse, delivery and transportation operations to increase our retail gross margin;

•	Continue to grow our lease-to-own sales; and

•	Maintain disciplined oversight of our selling, general and administrative expenses.

Outlook
The broad appeal of the Conn's value proposition to our geographically diverse core demographic, unit economics of our business and current retail real estate market conditions provide us ample opportunity for continued expansion. Our brand recognition and long history in our core markets give us the opportunity to further penetrate our existing footprint, particularly as we leverage existing marketing spend, logistics infrastructure, and service footprint. There are also many markets in the United States with demographic characteristics similar to those in our existing footprint, which provides substantial opportunities for future growth. We plan to continue to improve our operating results by leveraging our existing infrastructure and seeking to continually optimize the efficiency of our marketing, merchandising, distribution and credit operations. As we expand in existing markets and penetrate new markets, we expect to increase our purchase volumes, achieve distribution efficiencies and strengthen our relationships with our key vendors. Over time, we also expect our increased store base and higher net sales to further leverage our existing corporate and regional infrastructure.

Results of Operations
The following tables present certain financial and other information, on a consolidated basis:

Consolidated:	Year ended January 31,			Change
(in thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Revenues:
Total net sales	$1,191,967	$1,314,471	$1,322,589	$(122,504)	$(8,118)
Finance charges and other	324,064	282,377	290,589	41,687	(8,212)
Total revenues	1,516,031	1,596,848	1,613,178	(80,817)	(16,330)
Costs and expenses:
Cost of goods sold	720,344	823,082	833,126	(102,738)	(10,044)
Selling, general and administrative expense	450,413	460,896	436,115	(10,483)	24,781
Provision for bad debts	216,875	242,294	222,177	(25,419)	20,117
Charges and credits	13,331	6,478	8,044	6,853	(1,566)
Total costs and expenses	1,400,963	1,532,750	1,499,462	(131,787)	33,288
Operating income	115,068	64,098	113,716	50,970	(49,618)
Interest expense	80,160	98,615	63,106	(18,455)	35,509
Loss on early extinguishment of debt	3,274	—	1,367	3,274	(1,367)
Income (loss) before income taxes	31,634	(34,517)	49,243	66,151	(83,760)
Provision (benefit) for income taxes	25,171	(8,955)	18,388	34,126	(27,343)
Net income (loss)	$6,463	$(25,562)	$30,855	$32,025	$(56,417)
Supplementary Operating Segment Information
Operating segments are defined as components of an enterprise that engage in business activities and for which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker to make decisions about how to allocate resources and assess performance. We are a leading specialty retailer and offer a broad selection of quality, branded durable consumer goods and related services in addition to a proprietary credit solution for our core credit-constrained consumers. We have two operating segments: (i) retail and (ii) credit. Our operating segments complement one another. The retail segment operates primarily through our stores and website and its product offerings include furniture and mattresses, home appliances, consumer electronics and home office products from leading global brands across a wide range of price points. Our credit segment offers affordable financing solutions to a large, under-served population of credit-constrained consumers who typically have limited credit alternatives. Our operating segments provide customers the opportunity to comparison shop across brands with confidence in our competitive prices as well as affordable monthly payment options, next day delivery and installation in the majority of our markets, and product repair service. We believe our large, attractively merchandised retail stores and credit solutions offer a distinctive value proposition compared to other retailers that target our core customer demographic. The operating segments follow the same accounting policies used in our consolidated financial statements.
We evaluate a segment’s performance based upon operating income before taxes. SG&A include the direct expenses of the retail and credit operations, allocated corporate overhead expenses, and a charge to the credit segment to reimburse the retail segment for expenses it incurs related to occupancy, personnel, advertising and other direct costs of the retail segment which benefit the credit operations by sourcing credit customers and collecting payments. The reimbursement received by the retail segment from the credit segment is estimated using an annual rate of 2.5% multiplied by the average portfolio balance for each applicable period.
The following table represents total revenues, costs and expenses, operating income and income before taxes attributable to these operating segments for the periods indicated:

Retail Segment:	Year ended January 31,			Change
(dollars in thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Revenues:
Product sales	$1,077,874	$1,186,197	$1,199,134	$(108,323)	$(12,937)
Repair service agreement commissions	100,383	113,615	109,730	(13,232)	3,885
Service revenues	13,710	14,659	13,725	(949)	934
Total net sales	1,191,967	1,314,471	1,322,589	(122,504)	(8,118)
Finance charges and other	341	1,569	1,639	(1,228)	(70)
Total revenues	1,192,308	1,316,040	1,324,228	(123,732)	(8,188)
Costs and Expenses:
Cost of goods	720,344	823,082	833,126	(102,738)	(10,044)
Selling, general and administrative expense(1)	316,325	326,078	313,694	(9,753)	12,384
Provision for bad debts	829	990	791	(161)	199
Charges and credits	13,331	6,478	8,044	6,853	(1,566)
Total costs and expenses	1,050,829	1,156,628	1,155,655	(105,799)	973
Operating income	141,479	159,412	168,573	(17,933)	(9,161)
Income before income taxes	$141,479	$159,412	$168,573	$(17,933)	$(9,161)
Number of stores:
Beginning of fiscal year	113	103	90
Opened	3	10	15
Closed	—	—	(2)
End of fiscal year	116	113	103

Credit Segment:	Year ended January 31,			Change
(in thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Revenues:
Finance charges and other revenues	$323,723	$280,808	$288,950	$42,915	$(8,142)
Costs and expenses:
Selling, general and administrative expense(1)	134,088	134,818	122,421	(730)	12,397
Provision for bad debts	216,046	241,304	221,386	(25,258)	19,918
Total cost and expenses	350,134	376,122	343,807	(25,988)	32,315
Operating loss	(26,411)	(95,314)	(54,857)	68,903	(40,457)
Interest expense	80,160	98,615	63,106	(18,455)	35,509
Loss on early extinguishment of debt	3,274	—	1,367	3,274	(1,367)
Loss before income taxes	$(109,845)	$(193,929)	$(119,330)	$84,084	$(74,599)

(1)
For the years ended January 31, 2018, 2017 and 2016, the amount of overhead allocated to each segment reflected in SG&A was $27.6 million, $24.5 million and $16.7 million, respectively. For the years ended January 31, 2018, 2017 and 2016, the amount of reimbursement made to the retail segment by the credit segment was $37.4 million, $38.8 million and $36.4 million, respectively.

Year ended January 31, 2018 compared to the year ended January 31, 2017

Revenues. The following table provides an analysis of retail net sales by product category in each period, including repair service agreement commissions and service revenues, expressed both in dollar amounts and as a percent of total net sales:

	Year Ended January 31,					%	Same Store
(dollars in thousands)	2018	% of Total	2017	% of Total	Change	Change	% Change
Furniture and mattress	$393,853	33.0%	$421,055	32.0%	$(27,202)	(6.5)%	(10.2)%
Home appliance	337,538	28.3	358,771	27.3	(21,233)	(5.9)	(7.6)
Consumer electronic	248,727	20.9	293,685	22.4	(44,958)	(15.3)	(15.5)
Home office	80,330	6.7	92,404	7.0	(12,074)	(13.1)	(12.3)
Other	17,426	1.5	20,282	1.6	(2,856)	(14.1)	(15.6)
Product sales	1,077,874	90.4	1,186,197	90.3	(108,323)	(9.1)	(11.0)
Repair service agreement commissions	100,383	8.4	113,615	8.6	(13,232)	(11.6)	(13.9)
Service revenues	13,710	1.2	14,659	1.1	(949)	(6.5)
Total net sales	$1,191,967	100.0%	$1,314,471	100.0%	$(122,504)	(9.3)%	(11.4)%

Sales for the year ended January 31, 2018 were negatively impacted by tightened underwriting standards, the transition of our lease-to-own partner and general consumer softness along the Mexico border. The following provides a summary of the same store sales performance of our product categories during fiscal year 2018 compared to fiscal year 2017:

•	Furniture unit volume decreased 19.2%, partially offset by a 11.1% increase in average selling price;

•	Mattress unit volume decreased 17.7%, partially offset by a 9.2% increase in average selling price;

•	Home appliance unit volume decreased 7.0% and average selling price decreased by 0.7%;

•	Consumer electronic unit volume decreased 15.5% and average selling price was flat; and

•	Home office unit volume decreased 14.7%, partially offset by a 2.8% increase in average selling price.

The following table provides the change of the components of finance charges and other revenues:

	Year ended January 31,
(in thousands)	2018	2017	Change
Interest income and fees	$289,005	$238,386	$50,619
Insurance income	34,718	42,422	(7,704)
Other revenues	341	1,569	(1,228)
Finance charges and other revenues	$324,064	$282,377	$41,687
The increase in interest income and fees was due to an increase of 390 basis points in the yield rate, which was 19.3% for the year ended January 31, 2018 compared to 15.4% for the year ended January 31, 2017, partially offset by a decline of 3.3% in the average balance of the customer receivable portfolio. Interest income and fees for the year ended January 31, 2017 included the negative impact of adjustments of $8.2 million as a result of changes in estimates for allowances for no-interest option credit programs and deferred interest. Excluding the impact of changes in estimates, the yield rate increased 330 basis points from the year ended January 31, 2017 to the year ended January 31, 2018. Insurance income is comprised of sales commissions from third-party insurance companies that are recognized when coverage is sold and retrospective commissions paid by the insurance carrier if insurance claims are less than earned premiums. Insurance income decreased over the prior year period primarily due to the decrease in retrospective commissions as a result of higher claim volumes related to Hurricane Harvey, a decrease in sales of insurance products and a reduction in premium rates in certain states.

The following table provides key portfolio performance information:

	Year ended January 31,
(dollars in thousands)	2018	2017
Interest income and fees	$289,005	$238,386
Net charge-offs	(226,798)	(224,169)
Interest expense	(80,160)	(98,615)
Net portfolio total	$(17,953)	$(84,398)
Average portfolio balance	$1,500,700	$1,552,475
Interest income and fee yield	19.3%	15.4%
Net charge-off percentage	15.1%	14.4%
Cost of Goods and Retail Gross Margin

	Year ended January 31,
(dollars in thousands)	2018	2017	Change
Retail total net sales	$1,191,967	$1,314,471	$(122,504)
Cost of goods sold	$720,344	$823,082	$(102,738)
Retail gross margin	$471,623	$491,389	$(19,766)
Retail gross margin percentage	39.6%	37.4%
The increase in retail gross margin was driven by improved product margins across all product categories, favorable product mix and lower warehouse, delivery and transportation expenses as a result of increased efficiencies.

Selling, General and Administrative Expense

	Year ended January 31,
(dollars in thousands)	2018	2017	Change
Selling, general and administrative expense:
Retail segment	$316,325	$326,078	$(9,753)
Credit segment	134,088	134,818	(730)
Selling, general and administrative expense - consolidated	$450,413	$460,896	$(10,483)
As a percent of total revenues	29.7%	28.9%
The SG&A decrease in the retail segment of $9.8 million was primarily due to a decrease in compensation costs and a decrease in advertising expense, partially offset by an increase in the corporate overhead allocation, an increase in occupancy costs due to additional stores opened in fiscal year 2018 and $1.7 million of expenses incurred, net of estimated insurance proceeds, related to Hurricane Harvey. The decrease in retail revenue resulted in an increase of 170 basis points in SG&A as a percent of retail segment revenues for the year ended January 31, 2018 as compared to the year ended January 31, 2017.
The SG&A decrease in the credit segment of $0.7 million was primarily due to a decrease in compensation costs, partially offset by an increase in third-party legal costs related to collection activities and an increase in the corporate overhead allocation. As a percent of average total customer portfolio balance (annualized), SG&A for the credit segment for the year ended January 31, 2018 increased by 20 basis points as compared to the year ended January 31, 2017.
The increase in the corporate overhead allocation made to each of the segments was driven by investments we are making in information technology, other personnel to support long-term performance improvement initiatives and an increase in accrued incentive compensation.

Provision for Bad Debts

	Year ended January 31,
(dollars in thousands)	2018	2017	Change
Provision for bad debts:
Retail segment	$829	$990	$(161)
Credit segment	216,046	241,304	(25,258)
Provision for bad debts - consolidated	$216,875	$242,294	$(25,419)
Provision for bad debts - credit segment, as a percent of average portfolio balance	14.4%	15.5%
The provision for bad debts decreased by $25.4 million for the year ended January 31, 2018 as compared to the year ended January 31, 2017. The most significant reasons for this decrease were:

•	a decrease in our estimated non-TDR loss rate as a result of an improvement in the credit quality of our portfolio;

•	changes in estimates of $5.0 million in fiscal year 2017 related to estimated sales tax recoveries on previously charged-off accounts that resulted in an increase to the provision in fiscal year 2017;

•	a decrease in our estimated TDR loss rate as a result of improvements in TDR delinquency rates; and

•	a decrease in the average receivable portfolio balance over the past 12 months;
partially offset by

•	an increase in the TDR balance at January 31, 2018 as compared to January 31, 2017; and

•	an increase in the qualitative reserve related to Hurricane Harvey of $1.1 million.

Charges and Credits

	Year ended January 31,
(in thousands)	2018	2017	Change
Store and facility relocation costs	$2,381	$1,089	$1,292
Legal and professional fees and related reserves associated with the exploration of strategic alternatives, securities-related litigation and other legal matters	1,177	101	1,076
Indirect tax audit reserve	2,595	1,434	1,161
Executive management transition costs	—	234	(234)
Impairment from disposal	—	1,986	(1,986)
Employee severance	1,317	1,634	(317)
Write-off of capitalized software costs	5,861	—	5,861
	$13,331	$6,478	$6,853
During the year ended January 31, 2018, we incurred exit costs associated with reducing the square footage of a distribution center and consolidating our corporate headquarters, severance costs related to a change in the executive management team, a charge related to an increase in our indirect tax audit reserve, a loss from the write-off of previously capitalized costs for a software project that was abandoned during fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013 and contingency reserves related to legal matters. During the year ended January 31, 2017, we incurred legal and professional fees related to the exploration of strategic alternatives and securities-related litigation, costs associated with store and facility relocations, a charge related to an increase in our indirect tax audit reserve, transition costs due to changes in the executive management team, severance costs related to a change in the executive management team, and impairments from disposals, which included the write-off of leasehold improvements for one store we relocated prior to the end of the useful life of the leasehold improvements and incurred costs for a terminated store project prior to starting construction.

Interest Expense
Net interest expense for the year ended January 31, 2018 was $80.2 million compared to $98.6 million for the year ended January 31, 2017. The decrease of $18.4 million reflects a lower weighted average cost of borrowing and a lower average outstanding balance of debt.
Loss on Extinguishment of Debt
During the year ended January 31, 2018, we wrote-off $3.3 million of debt issuance costs related to an amendment to our revolving credit facility for lenders that did not continue to participate and the early retirement of our 2015-A Redeemed Notes, 2016-A Redeemed Notes and the notes ("Warehouse Notes") issued in connection with the Warehouse Financing (defined below).
Provision (Benefit) for Income Taxes

	Year ended January 31,
(dollars in thousands)	2018	2017	Change
Provision (benefit) for income taxes	$25,171	$(8,955)	$34,126
Effective tax rate	79.6%	25.9%
The increase in the effective income tax rate for the year ended January 31, 2018 compared to the year ended January 31, 2017 primarily related to:

•
Income before taxes of $31.6 million resulting in a provision for incomes taxes of $11.8 million for fiscal year 2018 compared to a loss before income taxes of $34.5 million resulting in a tax benefit of $9.0 million for fiscal year 2017; and

•	Remeasurement of deferred tax assets and liabilities in connection with the Tax Act resulting in an increase to the provision for income taxes of $13.4 million for fiscal year 2018.

Year ended January 31, 2017 compared to the year ended January 31, 2016
Revenues. The following table provides an analysis of retail net sales by product category in each period, including repair service agreement commissions and service revenues, expressed both in dollar amounts and as a percent of total net sales:

	Year ended January 31,					%	Same store
(dollars in thousands)	2017	% of Total	2016	% of Total	Change	Change	% change
Furniture and mattress	$421,055	32.0%	$409,788	31.0%	$11,267	2.7%	(4.7)%
Home appliance	358,771	27.3	356,634	27.0	2,137	0.6	(5.3)
Consumer electronic	293,685	22.4	312,009	23.6	(18,324)	(5.9)	(9.7)
Home office	92,404	7.0	101,365	7.6	(8,961)	(8.8)	(12.3)
Other	20,282	1.6	19,338	1.5	944	4.9	(3.4)
Total product sales	1,186,197	90.3	1,199,134	90.7	(12,937)	(1.1)	(6.8)
Repair service agreement commissions	113,615	8.6	109,730	8.3	3,885	3.5	(2.8)
Service revenues	14,659	1.1	13,725	1.0	934	6.8
Total net sales	$1,314,471	100.0%	$1,322,589	100.0%	$(8,118)	(0.6)%	(6.3)%
Sales for the year ended January 31, 2017 were negatively impacted by underwriting changes made in the fourth quarter of fiscal year 2016 and during fiscal year 2017. The following provides a summary of the same store sales performance of our product categories during fiscal year 2017 compared to fiscal year 2016:

•	Furniture unit volume decreased 1.6%, partially offset by a 4.7% increase in average selling price;

•	Mattress unit volume increased 2.4% and average selling price increased 1.2%;

•	Home appliance unit volume increased 3.4%, partially offset by a 2.4% decrease in average selling price;

•	Consumer electronic unit volume decreased 9.4%, partially offset by an 4.7% increase in average selling price; and

•	Home office unit volume decreased 10.0%, partially offset by a 1.5% increase in average selling price.
The following table provides the change of the components of finance charges and other revenues:

	Year ended January 31,
(in thousands)	2017	2016	Change
Interest income and fees	$238,386	$238,161	$225
Insurance income	42,422	50,789	(8,367)
Other revenues	1,569	1,639	(70)
Finance charges and other revenues	$282,377	$290,589	$(8,212)
Interest income and fees of the credit segment increased over the prior year period primarily driven by a 6.5% increase in the average balance of the portfolio, partially offset by a yield rate of 15.4%, 90 basis points lower than the prior year period, which included the negative impact of adjustments of $8.2 million as a result of changes in estimates of amounts for allowances for no-interest option credit programs and deferred interest. Excluding the impact of the changes in estimates, yield was flat compared to the prior year period. Insurance commissions decreased over the prior year period primarily due to the decrease in retrospective commissions as a result of higher claim volumes in Louisiana after the August 2016 floods, lower origination volumes and higher charge-offs. Insurance commissions were also impacted by the decline in the number of loans with insurance products and the growth of sales in states that have lower premiums.

The following table provides key portfolio performance information:

	Year ended January 31,
(dollars in thousands)	2017	2016
Interest income and fees	$238,386	$238,161
Net charge-offs	(224,169)	(180,421)
Interest expense	(98,615)	(63,106)
Net portfolio total	$(84,398)	$(5,366)
Average portfolio balance	$1,552,475	$1,458,326
Interest income and fee yield	15.4%	16.3%
Net charge-off percentage	14.4%	12.4%

Cost of Goods and Retail Gross Margin

	Year ended January 31,
(dollars in thousands)	2017	2016	Change
Retail total net sales	$1,314,471	$1,322,589	$(8,118)
Cost of goods sold	823,082	833,126	(10,044)
Retail gross margin	$491,389	$489,463	$1,926
Retail gross margin percentage	37.4%	37.0%
The increase in retail gross margin percentage was driven by improved product margin and an increase in repair service agreement commissions, partially offset by the impact softer sales have on our fixed warehouse, delivery, and transportation costs.

Selling, General and Administrative Expense

	Year ended January 31,
(dollars in thousands)	2017	2016	Change
Selling, general and administrative expense:
Retail segment	$326,078	$313,694	$12,384
Credit segment	134,818	122,421	12,397
Selling, general and administrative expense - consolidated	$460,896	$436,115	$24,781
As a percent of total revenues	28.9%	27.0%
The SG&A increase in the retail segment was primarily due to higher new store occupancy, advertising and compensation, which resulted in an increase as a percentage of segment revenues of 110 basis points as compared to the prior year period. The increase in SG&A for the credit segment was driven by additional investments in credit personnel to improve long-term credit performance and an increase in corporate allocations. As a percent of average total customer portfolio balance, SG&A for the credit segment in the current period increased 30 basis points as compared to the prior year period. Total SG&A was also impacted by investments we are making in information technology and other personnel to support long-term performance improvement initiatives.

Provision for Bad Debts

	Year ended January 31,
(dollars in thousands)	2017	2016	Change
Provision for bad debts:
Retail segment	$990	$791	$199
Credit segment	241,304	221,386	19,918
Provision for bad debts - consolidated	$242,294	$222,177	$20,117
Provision for bad debts - credit segment, as a percent of average portfolio balance	15.5%	15.2%

The year-over-year increase in provision for bad debts was impacted by the following:

•	A 6.5% increase in the average receivable portfolio balance resulting from new store openings over the past 12 months;

•	A 2.0% increase in charge-offs, net of recoveries, as a percentage of the average customer portfolio balance outstanding in fiscal year 2017 as compared to fiscal year 2016; and

•
A 1.5% increase in the allowance for bad debts as a percentage of the total customer portfolio balance outstanding for fiscal year 2017 compared to fiscal year 2016, which was impacted by an 18.0% increase in the balance of customer receivables accounted for as troubled debt restructurings.

Charges and Credits

	Year ended January 31,
(in thousands)	2017	2016	Change
Store and facility closure costs	$1,089	$637	$452
Legal and professional fees related to the exploration of strategic alternative and securities-related litigation	101	3,153	(3,052)
Indirect tax audit reserve	1,434	2,748	(1,314)
Executive management transition costs	234	1,506	(1,272)
Impairment from disposal	1,986	—	1,986
Employee severance	1,634	—	1,634
	$6,478	$8,044	$(1,566)
During the year ended January 31, 2017, we incurred costs associated with facility closures, retirement of leasehold improvements, legal and professional fees related to our securities-related litigation, charges for severance and transition costs due to changes in our executive management team and an increase to our sales tax audit reserve. The retirement of leasehold improvements included write-offs related to two stores we relocated prior to the end of their useful lives and incurred costs for terminated store projects prior to starting construction. During the year ended January 31, 2016, we had costs associated with charges related to the closing of under-performing retail locations, legal and professional fees related to our exploration of strategic alternatives and our securities-related litigation, transition costs due to changes in the executive management team, and we recorded a sales tax audit reserve.

Interest Expense
For the year ended January 31, 2017, net interest expense increased by $35.5 million from the prior year primarily reflecting the increase in outstanding debt and issued asset-backed notes by our consolidated VIEs.

(Benefit) Provision for Income Taxes

	Year ended January 31,
(dollars in thousands)	2017	2016	Change
(Benefit) provision for income taxes	$(8,955)	$18,388	$(27,343)
As a percent of income before income taxes	25.9%	37.3%
The decrease in the income tax rate for the year ended January 31, 2017 compared to the year ended January 31, 2016 primarily related to:

•
A loss before income taxes of $34.5 million resulting in a tax benefit of $9.0 million for fiscal year 2017 compared to income before taxes of $49.2 million resulting in a provision for incomes taxes of $18.4 million for fiscal year 2016; and

•
Adjustments made to deferred tax balances in connection with our state taxes as more information became readily available resulting in a reduction of income tax benefit of $2.4 million for fiscal year 2017.

Impact of Inflation and Changing Prices
We do not believe that inflation has had a material effect on our net sales or results of operations. However, price deflation during the last three fiscal years, primarily in the consumer electronics industry, has negatively impacted our net sales and results of operations. Significant increases in oil and gasoline prices could adversely affect our customers' shopping decisions and payment patterns. We rely heavily on our distribution system and our next day delivery policy to satisfy our customers' needs and desires, and increases in oil and gasoline prices could result in increased distribution costs and delivery charges. If we are unable to effectively pass increased transportation costs on to the consumer, either by increased delivery costs or higher prices, such costs could adversely affect our results of operations. Conversely, significant decreases in oil and gasoline prices could negatively impact certain local economies in regions in which we have stores, impacting our customer's employment or income, which could adversely affect our sales and collection of customer receivables. In addition, the cost of items we purchase may increase or shortages of these items may arise as a result of changes in trade regulations, currency fluctuations, border taxes, import tariffs, or other factors beyond our control.
Seasonality
Our business is seasonal with a higher portion of sales and operating profit realized during the fourth quarter due primarily to the holiday selling season. In addition, during the first quarter, our portfolio performance benefits from the timing of personal income tax refunds received by our customers which typically results in higher cash collection rates.
Quarterly Results of Operations
Our quarterly results may fluctuate materially depending on factors such as the following:

•	timing of new product introductions, new store openings and store relocations;

•	sales contributed by new stores;

•	changes in our merchandise mix;

•	increases or decreases in comparable store sales;

•	changes in delinquency rates and amount of charge-offs with respect to customer accounts receivable;

•	the pace of growth or decline in the customer accounts receivable balance;

•	adverse weather conditions;

•	shifts in the timing of certain holidays and promotions; and

•	charges incurred in connection with store closures or other non-routine events.
Results for any quarter are not necessarily indicative of the results that may be achieved for any other quarter or for a full fiscal year.
Customer Receivable Portfolio
We provide in-house financing to individual consumers on a short- and medium-term basis (contractual terms generally range from 12 to 36 months) for the purchase of durable products for the home. A significant portion of our customer credit portfolio is due from customers that are considered higher-risk, subprime borrowers. Our financing is executed using contracts that require fixed monthly payments over fixed terms. We maintain a secured interest in the product financed. If a payment is delayed, missed or paid only in part, the account becomes delinquent. Our collection personnel attempt to contact a customer once their account becomes delinquent. Our loan contracts generally reflect an interest rate of between 18% and 30%. During the third quarter of fiscal year 2017, we implemented our direct consumer loan program across all Texas locations. During the first quarter of fiscal year 2018, we implemented our direct consumer loan program in all Louisiana locations. During the third quarter of fiscal year 2018, we implemented our direct consumer loan program in all Tennessee and Oklahoma locations. The states of Texas, Louisiana, Tennessee and Oklahoma represent approximately 78% of our fiscal year 2018 originations, which under our previous offerings had a maximum equivalent interest rate of approximately 21%, compared to an interest rate of up to 27% in Oklahoma and up to 30% in Texas, Louisiana and Tennessee under our new direct consumer loan programs. In states where regulations do not generally limit the interest rate charged, we increased our rates in the third quarter of fiscal year 2017 to 29.99%. These states represented 11% of our fiscal year 2018 originations.
We offer customers 12- and 18-month no-interest option finance programs. If the customer is delinquent in making a scheduled monthly payment or does not repay the principal in full by the end of the no-interest option program period (grace periods are provided), the account does not qualify for the no-interest provision and none of the interest earned is waived. We discontinued offering our 18-month no-interest option finance program after January 31, 2018.

We regularly extend or "re-age" a portion of our delinquent customer accounts as a part of our normal collection procedures to protect our investment. Generally, extensions are granted to customers who have experienced a financial difficulty (such as the temporary loss of employment), which is subsequently resolved, and when the customer indicates a willingness and ability to resume making monthly payments. These re-ages involve modifying the payment terms to defer a portion of the cash payments currently required of the debtor to help the debtor improve his or her financial condition and eventually be able to pay the account balance. Our re-aging of customer accounts does not change the interest rate or the total principal amount due from the customer and typically does not reduce the monthly contractual payments. We may also charge the customer an extension fee, which approximates the interest owed for the time period the contract was past due. Our re-age programs consist of extensions and two payment updates, which include unilateral extensions to customers who make two full payments in three calendar months in certain states. Re-ages are not granted to debtors who demonstrate a lack of intent or ability to service the obligation or have reached our limits for account re-aging. To a much lesser extent, we may provide the customer the ability to re-age their obligation by refinancing the account, which does not change the interest rate or the total principal amount due from the customer but does reduce the monthly contractual payments and extends the term. Under these options, as with extensions, the customer must resolve the reason for delinquency and show a willingness and ability to resume making contractual monthly payments. The re-aged receivable balance as of January 31, 2018 includes $62.0 million in first time re-ages related to customers within FEMA-designated Hurricane Harvey disaster areas.

The following tables present, for comparison purposes, information about our managed portfolio (information reflects on a combined basis the securitized receivables transferred to the VIEs and receivables not transferred to the VIEs):

	January 31,
	2018	2017	2016
Weighted-average credit score of outstanding balances(1)	591	589	595
Average outstanding customer balance	$2,443	$2,376	$2,406
Balances 60+ days past due as a percentage of total customer portfolio balance(2)	9.9%	10.7%	9.9%
Re-aged balance as a percentage of total customer portfolio balance(2)(3)	24.3%	16.1%	14.5%
Account balances re-aged more than six months (in thousands)	$76,165	$73,903	$62,288
Allowance for bad debts as a percentage of total customer portfolio balance	13.3%	13.5%	12.0%
Percent of total customer portfolio balance represented by no-interest option receivables	21.2%	27.1%	37.1%

	Year ended January 31,
	2018	2017	2016
Total applications processed	1,278,809	1,337,850	1,287,478
Weighted-average origination credit score of sales financed(1)	610	609	615
Percent of total applications approved and utilized	30.4%	34.5%	42.7%
Average down payment	3.0%	3.2%	3.3%
Average income of credit customer at origination	$43,400	$41,900	$41,100
Percent of retail sales paid for by:
In-house financing, including down payments received	71.0%	72.0%	81.8%
Third-party financing	16.1%	15.7%	7.6%
Third-party lease-to-own option	5.9%	6.3%	4.5%
	93.0%	94.0%	93.9%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
The re-aged balance as a percentage of total customer portfolio as of January 31, 2018 includes $62.0 million, or 4.1%, in first time re-ages related to customers within FEMA-designated Hurricane Harvey disaster areas.

The decrease in the percentage of total applications approved and utilized was driven by underwriting changes made during fiscal year 2017. The underwriting changes were made to reduce credit risk, specifically related to new customers, while identifying opportunities to increase originations to certain existing customers.

Our customer portfolio balance and related allowance for uncollectible accounts are segregated between customer accounts receivable and restructured accounts. Customer accounts receivable include all accounts for which payment term has not been cumulatively extended over three months or refinanced. Restructured accounts includes all accounts for which payment term has been re-aged in excess of three months or refinanced.

For customer accounts receivable (excluding restructured accounts), the allowance for uncollectible accounts as a percentage of the outstanding portfolio balance decreased to 10.8% as of January 31, 2018 from 11.2% as of January 31, 2017. The percentage of non-restructured accounts greater than 60 days past due decreased 70 basis points to 8.3% as of January 31, 2018 from 9.0% as of January 31, 2017. The decrease in delinquency and changes in expectations for customer performance and cash recoveries on charged-off accounts are reflected in our loss projection models.

For restructured accounts, the allowance for uncollectible accounts as a percentage of the portfolio balance was 35.6% as of January 31, 2018 as compared to 36.9% as of January 31, 2017. This 130 basis point decrease reflects the impact of improved delinquency rates, partially offset by an increase in charge-offs in the current period compared to a year ago.
The percent of bad debt charge-offs, net of recoveries, to average portfolio balance was 15.1% for fiscal year 2018 compared to 14.4% for fiscal year 2017. The increase was primarily due to the acceleration of charge-offs related to bankruptcy and legal settlement accounts during the current fiscal year and the aging of higher risk vintages from the first half of fiscal year 2017 prior to tightening of our underwriting standards in the second half of fiscal year 2017.
As of January 31, 2018 and 2017, balances under no-interest programs included within customer receivables were $323.6 million and $421.8 million, respectively. Amounts financed under these programs decreased to 21.2% of the total portfolio balance as of January 31, 2018 from 27.1% as of January 31, 2017. During the first quarter of fiscal year 2017 we transitioned our 18- and 24-month equal-payment, no-interest programs to a third-party and reduced the availability of cash-option, no-interest programs to higher risk customers. In the third quarter of fiscal year 2017, we began to issue an 18 month cash-option, no-interest program. We discontinued offering our 18-month no-interest option finance program after January 31, 2018.
Liquidity and Capital Resources
We require liquidity and capital resources to finance our operations and future growth as we add new stores to our operations, which in turn requires additional working capital for increased customer receivables and inventory. We generally finance our operations through a combination of cash flow generated from operations, the use of our revolving credit facility, and through periodic securitizations of originated customer receivables. We plan to execute periodic securitizations of future originated customer receivables.
We believe, based on our current projections, that we have sufficient sources of liquidity to fund our operations, store expansion and renovation activities, and capital expenditures for at least the next 12 months.
Operating cash flows.  For the year ended January 31, 2018, net cash provided by operating activities was $50.5 million compared to $205.2 million for the year ended January 31, 2017. The decrease in net cash provided by operating activities was primarily driven by an increase in cash used for working capital, primarily used to purchase inventory and for accounts payable and a decrease in the amount of tenant improvement allowances received, partially offset by an increase in net income when adjusted for non-cash activity.
Investing cash flows.  For the year ended January 31, 2018, net cash used in investing activities was $16.9 million compared to $35.8 million for the year ended January 31, 2017. The decrease was primarily the result of lower capital expenditures due to fewer new store openings for the year ended January 31, 2018 compared to the year ended January 31, 2017, partially offset by a decrease in proceeds from the sale of property and equipment.
Financing cash flows.  For the year ended January 31, 2018, net cash used in financing activities was $71.7 million compared to net cash used in financing activities of $126.0 million for the year ended January 31, 2017. During the year ended January 31, 2018, the issuance of the 2017-A VIE and 2017-B VIE asset-backed notes and Warehouse Notes resulted in net proceeds to us of approximately $1.10 billion, net of transaction costs and restricted cash. The proceeds from the 2017-A VIE and 2017-B VIE asset-backed notes were used to pay down the entire balance on our revolving credit facility outstanding at the time of issuance and for other general corporate purposes. The proceeds from the Warehouse Notes were used to early retire the 2016-A VIE asset-backed notes. The proceeds from the 2017-B VIE asset-backed notes were also used to pay down the entire balance of the Warehouse Notes. Cash collections from the securitized receivables were used to make payments on the asset-backed notes for the years ended January 31, 2018 and January 31, 2017. During the year ended January 31, 2017, the 2016-A VIE and 2016-B VIE issued asset-backed notes resulting in net proceeds to us of approximately $1.04 billion, net of transaction costs and restricted cash, which were used to pay down the entire balance on our revolving credit facility outstanding at the time of issuance and for other general corporate purposes.

Senior Notes. On July 1, 2014, we issued $250.0 million of the unsecured Senior Notes due July 2022 bearing interest at 7.25%, pursuant to an indenture dated July 1, 2014 (as amended, the "Indenture"), among Conn's, Inc., its subsidiary guarantors (the "Guarantors") and U.S. Bank National Association, as trustee. The effective interest rate of the Senior Notes after giving effect to the discount and issuance costs is 7.8%.
The Indenture restricts the Company's and certain of its subsidiaries' ability to: (i) incur indebtedness; (ii) pay dividends or make other distributions in respect of, or repurchase or redeem, our capital stock ("restricted payments"); (iii) prepay, redeem or repurchase debt that is junior in right of payment to the notes; (iv) make loans and certain investments; (v) sell assets; (vi) incur liens; (vii) enter into transactions with affiliates; and (viii) consolidate, merge or sell all or substantially all of our assets. These covenants are subject to a number of important exceptions and qualifications. Specifically, limitations on restricted payments are only effective if one or more of the following occurred: (1) a default were to exist under the Indenture, (2) we could not satisfy a debt incurrence test, and (3) the aggregate amount of restricted payments were to exceed an amount tied to consolidated net income. These limitations, however, are subject to two exceptions: (1) an exception that permits the payment of up to $375.0 million in restricted payments, and (2) an exception that permits restricted payments regardless of dollar amount so long as, after giving pro forma effect to the dividends and other restricted payments, we would have had a leverage ratio, as defined under the Indenture, of less than or equal to 2.50 to 1.0. As a result of these exceptions, as of January 31, 2018, $176.7 million would have been free from the distribution restrictions related to the Senior Notes. However, as a result of the revolving credit facility distribution restrictions, which are further described below, we were restricted from making a distribution as of January 31, 2018. During any time when the Senior Notes are rated investment grade by either of Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and no default (as defined in the Indenture) has occurred and is continuing, many of such covenants will be suspended and we will cease to be subject to such covenants during such period.
Events of default under the Indenture include customary events, such as a cross-acceleration provision in the event that we fail to make payment of other indebtedness prior to the expiration of any applicable grace period or upon acceleration of indebtedness prior to its stated maturity date in an amount exceeding $25.0 million, as well as in the event a judgment is entered against us in excess of $25.0 million that is not discharged, bonded or insured.
As of January 31, 2018, we were not restricted from making up to $41.9 million in distributions related to repayments of the Senior Notes as a result of the revolving credit facility distribution restrictions, which are further described below.
Asset-backed Notes. During fiscal years 2018, 2017 and 2016, we securitized customer accounts receivables by transferring the receivables to various bankruptcy-remote VIEs. In turn, the VIEs issued asset-backed notes secured by the transferred customer accounts receivables and restricted cash held by the VIEs.
Under the terms of the respective securitization transactions, all cash collections and other cash proceeds of the customer receivables go first to the servicer and the holders of issued notes, and then to the residual equity holder. We retain the servicing of the securitized portfolios and receive a monthly fee of 4.75% (annualized) based on the outstanding balance of the securitized receivables. In addition, we, rather than the VIEs, retain all credit insurance income together with certain recoveries related to credit insurance and repair service agreements on charge-offs of the securitized receivables, which are reflected as a reduction to net charge-offs on a consolidated basis.
The asset-backed notes were offered and sold to qualified institutional buyers pursuant to the exemptions from registration provided by Rule 144A under the Securities Act. If an event of default were to occur under the indenture that governs the respective asset-backed notes, the payment of the outstanding amounts may be accelerated, in which event the cash proceeds of the receivables that otherwise might be released to the residual equity holder would instead be directed entirely toward repayment of the asset-backed notes, or if the receivables are liquidated, all liquidation proceeds could be directed solely to repayment of the asset-backed notes as governed by the respective terms of the asset-backed notes. The holders of the asset-backed notes have no recourse to assets outside of the VIEs. Events of default include, but are not limited to, failure to make required payments on the asset-backed notes or specified bankruptcy-related events.
The asset-backed notes outstanding as of January 31, 2018 consisted of the following:

Asset-Backed Notes	Original Principal Amount	Original Net Proceeds(1)	Issuance Date	Maturity Date	Contractual Interest Rate	Effective Interest Rate(2)
2016-B Class B Notes	111,960	108,586	10/6/2016	3/15/2019	7.34%	8.10%
2017-A Class A Notes	313,220	304,451	4/19/2017	7/15/2019	2.73%	5.13%
2017-A Class B Notes	106,270	103,300	4/19/2017	2/15/2020	5.11%	5.91%
2017-A Class C Notes	50,340	48,919	4/19/2017	10/15/2021	7.40%	8.01%
2017-B Class A Notes	361,400	358,945	12/20/2017	7/15/2020	2.73%	4.32%
2017-B Class B Notes	132,180	131,281	12/20/2017	4/15/2021	4.52%	5.46%
2017-B Class C Notes	78,640	77,843	12/20/2017	11/15/2022	5.95%	6.80%
Total	$1,154,010	$1,133,325
(1) After giving effect to debt issuance costs and restricted cash held by the VIEs.
(2) For the year ended January 31, 2018, and inclusive of the impact of changes in timing of actual and expected cash flows.

On May 15, 2017, the Company completed the redemption of its 2015-A Redeemed Notes at an aggregate redemption price of $114.1 million (which was equal to the entire outstanding principal of, plus accrued interest on, the 2015-A Redeemed Notes). The net funds used to call the notes was $78.8 million, which is equal to the redemption price less adjustments of $35.3 million for funds held in reserve and collection accounts in accordance with the terms of the applicable indenture governing the 2015-A Redeemed Notes. The net funds used to call the 2015-A Redeemed Notes of $78.8 million was transferred from the Guarantors to the Non-Guarantor Subsidiary in exchange for the underlying securities held as collateral on the 2015-A Redeemed Notes with carrying value of $126.3 million as of April 30, 2017. In connection with the early redemption of the 2015-A Redeemed Notes, we wrote-off $2.1 million of debt issuance costs.
On August 15, 2017, affiliates of the Company closed on a $79.9 million financing under a receivables warehouse financing transaction entered into on August 8, 2017 (the "Warehouse Financing"). The net proceeds of the Warehouse Financing were used to prepay in full the 2016-A Redeemed Notes, which had been issued by Conn’s Receivables Funding 2016-A, LLC under a securitization transaction entered into on March 17, 2016, that were still outstanding as of August 15, 2017.
On August 15, 2017, the Company completed the redemption of the 2016-A Redeemed Notes at an aggregate redemption price of $102.9 million (which was equal to the entire outstanding principal of, plus accrued interest and the call premiums on, the 2016-A Redeemed Notes). The net funds used to call the notes was $78.6 million, which is equal to the redemption price less adjustments of $24.3 million for funds held in reserve and collection accounts in accordance with the terms of the applicable indenture governing the 2016-A Redeemed Notes. The difference between the net proceeds of the Warehouse Financing and the carrying value of the 2016-A Redeemed Notes at redemption was used to fund fees, expenses and a reserve account related to the Warehouse facility. In connection with the early redemption of the 2016-A Redeemed Notes, we wrote-off $0.5 million of debt issuance costs.
Revolving Credit Facility. On March 31, 2017, Conn's, Inc. and certain of its subsidiaries (the "Borrowers") entered into a Third Amendment (the "Third Amendment") to the Third Amended and Restated Loan and Security Agreement, dated as of October 30, 2015, with certain lenders, which provides for a $750.0 million asset-based revolving credit facility (the "revolving credit facility") under which credit availability is subject to a borrowing base. The revolving credit facility matures on October 30, 2019.
The Third Amendment, among other things, (a) extended the maturity date of the credit facility one year to October 30, 2019; (b) provided for a reduction in the aggregate commitments from $810 million to $750 million; (c) amended the minimum interest coverage ratio covenant to reduce the minimum interest coverage ratio to 1.25x as of the last day of each fiscal quarter beginning with the fiscal quarter ended January 31, 2018; (d) reduced the minimum cash recovery percentage on the contracts it owns and manages from 4.50% to 4.45% for the first nine months of each fiscal year, and from 4.25% to 4.20% for the last three months of each fiscal year; (e) amended the definition of “EBITDA” to, among other things, exclude the impact of non-cash asset write-offs relating to construction in process; (f) amended the definition of “Interest Expense” to exclude certain non-interest expenses; (g) amended various definitions and other related provisions to clarify the Company’s ability to undertake permitted securitization transactions; (h) increased the number of equity cures that may be exercised during the term of the agreement from one time to two times, and increased the maximum amount of each such cure from $10 million to $20 million; and (i) modified the calculations of “Tangible Net Worth” and “Interest Coverage Ratio” to deduct certain amounts attributable to the difference between a calculated loss reserve and the Company’s recorded loss reserve on its customer receivables.
Loans under the revolving credit facility bear interest, at our option, at a rate equal to LIBOR plus the applicable margin based on facility availability which specifies a margin ranging from 2.75% to 3.25% per annum (depending on quarterly average net availability under the borrowing base) or the alternate base rate plus a margin ranging from 1.75% to 2.25% per annum (depending on quarterly average net availability under the borrowing base). The alternate base rate is the greatest of the prime rate announced by Bank of America, N.A., the federal funds rate plus 0.5%, or LIBOR for a 30-day interest period plus 1.0%. We also pay an unused fee on the portion of the commitments that is available for future borrowings or letters of credit at a rate ranging from 0.25% to 0.75% per annum, depending on the average outstanding balance and letters of credit of the revolving credit facility in the immediately preceding quarter. The weighted-average interest rate on borrowings outstanding and including unused line fees under the revolving credit facility was 6.5% for fiscal year 2018.
The revolving credit facility provides funding based on a borrowing base calculation that includes customer accounts receivable and inventory, and provides for a $40.0 million sub-facility for letters of credit to support obligations incurred in the ordinary course of business. The obligations under the revolving credit facility are secured by substantially all assets of the Company, excluding the assets of the VIEs. As of January 31, 2018, we had immediately available borrowing capacity of $207.6 million under our revolving credit facility, net of standby letters of credit issued of $2.8 million. We also had $462.6 million that may become available under our revolving credit facility if we grow the balance of eligible customer receivables and total eligible inventory balances.

The revolving credit facility places restrictions on our ability to incur additional indebtedness, grant liens on assets, make distributions on equity interests, dispose of assets, make loans, pay other indebtedness, engage in mergers, and other matters. The revolving credit facility restricts our ability to make dividends and distributions unless no event of default exists and a liquidity test is satisfied. Subsidiaries of the Company may make dividends and distributions to the Company and other obligors under the revolving credit facility without restriction. As of January 31, 2018, we were not restricted from making up to $43.5 million in distributions related to repayments of the Senior Notes as a result of the revolving credit facility distribution restrictions, but were restricted from other distributions as a result of the revolving credit facility restrictions. The revolving credit facility contains customary default provisions, which, if triggered, could result in acceleration of all amounts outstanding under the revolving credit facility.
In connection with entering into the Third Amendment, we wrote-off $0.3 million of debt issuance costs for lenders that did not continue to participate. We also paid $2.8 million of debt issuance costs, recorded as other assets, which are amortized ratably over the remaining term of the revolving credit facility along with the unamortized debt issuance costs remaining on the revolving credit facility.
Debt Covenants. We were in compliance with our debt covenants, as amended, at January 31, 2018.  A summary of the significant financial covenants that govern our revolving credit facility, as amended, compared to our actual compliance status at January 31, 2018 is presented below:

	Actual	Required Minimum/ Maximum
Interest Coverage Ratio must equal or exceed minimum	3.29:1.00	1.25:1.00
Leverage Ratio must not exceed maximum	2.46:1.00	4.00:1.00
ABS Excluded Leverage Ratio must not exceed maximum	1.09:1.00	2.00:1.00
Cash Recovery Percent must exceed stated amount	4.80%	4.20%
Capital Expenditures, net, must not exceed maximum	$9.8 million	$75.0 million
All capitalized terms in the above table are defined by the revolving credit facility, as amended, and may or may not agree directly to the financial statement captions in this document. The covenants are calculated quarterly, except for the Cash Recovery Percent, which is calculated monthly on a trailing three-month basis, and Capital Expenditures, which is calculated for a period of four consecutive fiscal quarters, as of the end of each fiscal quarter.
Capital expenditures.  We lease the majority of our stores under operating leases, and our plans for future store locations anticipate operating leases under existing GAAP, but do not exclude store ownership. Our capital expenditures for future new store projects should primarily be for our tenant improvements to the property leased (including any new distribution centers and cross-dock facilities), the cost of which is estimated to be between $1.3 million and $1.5 million per store (before tenant improvement allowances), and for our existing store remodels, estimated to range between $0.5 million and $1.0 million per store remodel (before tenant improvement allowances), depending on store size. In the event we purchase existing properties, our capital expenditures will depend on the particular property and whether it is improved when purchased. We are continuously reviewing new relationships and funding sources and alternatives for new stores, which may include "sale-leaseback" or direct "purchase-lease" programs, as well as other funding sources for our purchase and construction of those projects. If we do not purchase the real property for new stores, our direct cash needs should include only our capital expenditures for tenant improvements to leased properties and our remodel programs for existing stores. We opened three new stores during fiscal year 2018, and currently plan to open five to nine new stores during fiscal year 2019. Additionally, we plan to upgrade several of our facilities and continue to enhance our IT systems during fiscal year 2019. Our anticipated capital expenditures for fiscal year 2019 are between $30 and $35 million.
Cash Flow
We periodically evaluate our liquidity requirements, capital needs and availability of resources in view of inventory levels, expansion plans, debt service requirements and other operating cash needs. To meet our short- and long-term liquidity requirements, including payment of operating expenses, funding of capital expenditures and repayment of debt, we rely primarily on cash from operations. As of January 31, 2018, beyond cash generated from operations we had (i) immediately available borrowing capacity of $207.6 million under our revolving credit facility, (ii) $462.6 million that may become available under our revolving credit facility if we grow the balance of eligible customer receivables and our total eligible inventory balances and (iii) $9.3 million of cash on hand. However, we have, in the past, sought to raise additional capital.
We expect that, for the next 12 months, cash generated from operations, proceeds from potential accounts receivable securitizations and our revolving credit facility will be sufficient to provide us the ability to fund our operations, provide the increased working capital necessary to support our strategy and fund planned capital expenditures discussed above in Capital expenditures.
We may repurchase or otherwise retire our debt and take other steps to reduce our debt or otherwise improve our financial position. These actions could include open market debt repurchases, negotiated repurchases, other retirements of outstanding debt and opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired, if any, will depend on market conditions, the Company’s cash position, compliance with debt covenant and restrictions and other considerations.
Off-Balance Sheet Liabilities and Other Contractual Obligations
We do not have any off-balance sheet arrangements as defined by Item 303(a)(4) of Regulation S-K. The following table presents a summary of our minimum contractual commitments and obligations as of January 31, 2018:

		Payments due by period
(in thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt, including estimated interest payments:
Revolving credit facility(1)	$83,384	$3,658	$79,726	$—	$—
Senior Notes	300,315	16,458	32,915	250,942	—
2016B Class B Notes(2)	79,627	5,401	74,226	—	—
2017A Class A Notes(2)	62,164	1,632	60,532	—	—
2017A Class B Notes(2)	117,354	5,430	111,924	—	—
2017A Class C Notes(2)	64,148	3,725	7,450	52,973	—
2017B Class A Notes(2)	312,277	7,990	304,287	—	—
2017B Class B Notes(2)	151,332	5,975	11,949	133,408	—
2017B Class C Notes(2)	101,061	4,679	9,358	87,024
Capital lease obligations	7,247	1,192	1,335	763	3,957
Operating leases:
Real estate	430,401	59,435	116,862	110,306	143,798
Equipment	4,252	1,705	1,790	757	—
Contractual commitments(3)	71,950	67,952	3,918	80	—
Total	$1,785,512	$185,232	$816,272	$636,253	$147,755

(1)	Estimated interest payments are based on the outstanding balance as of January 31, 2018 and the interest rate in effect at that time.

(2)
The payments due by period for the Senior Notes and asset-backed notes were based on their respective maturity dates at their respective fixed annual interest rate. Actual principal and interest payments on the asset-backed notes will reflect actual proceeds from the securitized customer accounts receivables.

(3)
Contractual commitments primarily include commitments to purchase inventory of $60.9 million and capital expenditures of $3.2 million, which is not reduced for any reimbursements we might receive for tenant improvement allowances from landlords, with the remaining commitments for advertising and other services. The timing of the payments is subject to change based upon actual receipt of inventory and other payment terms with vendors.

Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Certain accounting policies, as described below, are considered "critical accounting policies" because they are particularly dependent on estimates made by us about matters that are inherently uncertain and could have a material impact to our consolidated financial statements. We base our estimates on historical experience and on other assumptions that we believe are reasonable. As a result, actual results could differ because of the use of estimates. A summary of all of our significant accounting policies is included in Note 1, Summary of Significant Accounting Policies, of the Consolidated Financial Statements in Part II, Item 8., of this Annual Report on Form 10-K.
Allowance for doubtful accounts. The determination of the amount of the allowance for bad debts is, by nature, highly complex and subjective. Future events that are inherently uncertain could result in material changes to the level of the allowance for bad debts. General economic conditions, changes to state or federal regulations and a variety of other factors that affect the ability of borrowers to service their debts or our ability to collect will impact the future performance of the portfolio.
We establish an allowance for doubtful accounts, including estimated uncollectible interest, to cover probable and estimable losses on our customer accounts receivable resulting from the failure of customers to make contractual payments. Our customer portfolio balance consists of a large number of relatively small, homogeneous accounts. None of our accounts are large enough to warrant individual evaluation for impairment.
We record an allowance for doubtful accounts on our non-TDR customer accounts receivable that we expect to charge-off over the next 12 months based on historical gross charge-off rates over the last 24 months. We incorporate an adjustment to historical gross charge-off rates for a scaled factor of the year-over-year change in six month average first payment default rates and the year-over-year change in the balance of customer accounts receivable that are 60 days or more past due.  In addition to adjusted historical gross charge-off rates, estimates of post-charge-off recoveries, including cash payments from customers, amounts realized from the repossession of the products financed, sales tax recoveries from taxing jurisdictions, and payments received under credit insurance policies are also considered.
Qualitative adjustments are made to the allowance for bad debts when, based on management’s judgment, there are internal or external factors impacting probable incurred losses not taken into account by the quantitative calculations. These qualitative considerations are based on the following factors: changes in lending policies and procedures, changes in economic and business conditions, changes in the nature and volume of the portfolio, changes in lending management, changes in credit quality statistics, changes in concentrations of credit, and other internal or external factor changes. We utilize an economic qualitative adjustment based on changes in unemployment rates if current unemployment rates in our markets are worse than they were on average over the last 24 months.  We also qualitatively limit the impact of changes in first payment default rates and changes in delinquency when those changes result in a decrease to the allowance for bad debts based on a measure of the dispersion of historical charge-off rates.
We determine allowances for those accounts that are TDR based on the discounted present value of cash flows expected to be collected over the life of those accounts based primarily on the performance of TDR loans over the last 24 months.  The cash flows are discounted based on the weighted-average effective interest rate of the TDR accounts. The excess of the carrying amount over the discounted cash flow amount is recorded as an allowance for loss on those accounts.
As of January 31, 2018 and 2017, the balance of allowance for doubtful accounts and uncollectible interest for non-TDR customer receivables was $148.9 million and $159.0 million, respectively. As of January 31, 2018 and 2017, the amount included in the allowance for doubtful accounts associated with principal and interest on TDR accounts was $54.7 million and $51.2 million, respectively. A 100 basis point increase in our estimated gross charge-off rate would increase our allowance for doubtful accounts for our customer accounts receivable by $10.8 million over a 12-month period based on the balance outstanding at January 31, 2018.
Interest income on customer accounts receivable.  Interest income, which includes interest income and amortization of deferred fees and origination costs, is recorded using the interest method and is reflected in finance charges and other revenues. Typically, interest income is recorded until the customer account is paid off or charged-off, and we provide an allowance for estimated uncollectible interest. Any contractual interest income received from customers in excess of the interest income calculated using the interest method is recorded as deferred revenue on our balance sheets. At January 31, 2018 and 2017, there were $12.5 million and $13.7 million, respectively, of deferred interest included in deferred revenues and other credits and other long-term liabilities. The deferred interest will ultimately be brought into income as the accounts pay off or charge-off.
We offer 12-and 18-month no-interest option programs. If the customer is delinquent in making a scheduled monthly payment or does not repay the principal in full by the end of the no-interest option program period (grace periods are provided), the account does not qualify for the no-interest provision and none of the interest earned is waived. Interest income is recognized based on estimated accrued interest earned to date on all no-interest option finance programs with an offsetting reserve for those customers expected to satisfy the requirements of the program based on our historical experience. We discontinued offering our 18-month no-interest option finance program after January 31, 2018.
No-interest option finance programs with terms greater than 12 months are discounted to their present value at origination, resulting in a reduction in sales and customer receivables, and the discount amount is amortized into finance charges and other revenues over the term of the contract.
We recognize interest income on TDR accounts using the interest income method, which requires reporting interest income equal to the increase in the net carrying amount of the loan attributable to the passage of time. Cash proceeds and other adjustments are applied to the net carrying amount such that it equals the present value of expected future cash flows.
We typically only place accounts in non-accrual status when legally required. Payments received on non-accrual loans will be applied to principal and reduce the amount of the loan. At January 31, 2018 and 2017, customer receivables carried in non-accrual status were $16.9 million and $22.9 million, respectively, of which $14.5 million and $19.5 million, respectively, were in bankruptcy status and less than 60 days past due. At January 31, 2018 and 2017, customer receivables that were past due 90 days or more and still accruing interest totaled $109.7 million and $124.0 million, respectively.
Inventories.  Inventories consist of merchandise purchased for resale and service parts and are recorded at the lower of cost or market. The carrying value of the inventory is reduced to its net realizable value for any items with excess of carrying amount, typically weighted-average cost, over the amount we expect to realize from the ultimate sale or other disposition of the inventory, with a corresponding charge to cost of sales. The write-down of inventory to net realizable value is estimated based on assumptions regarding inventory aging, historical product sales, and obsolescence of products on hand. A 10% difference in our actual inventory reserve at January 31, 2018, would have affected our cost of goods sold by $0.4 million.
Impairment of Long-Lived Assets.  Long-lived assets are evaluated for impairment, primarily at the retail store level. We monitor store performance in order to assess if events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The most likely condition that would necessitate an assessment would be an adverse change in historical and estimated future results of a retail store's performance. For property and equipment held and used, we recognize an impairment loss if the carrying amount is not recoverable through its undiscounted cash flows and measure the impairment loss based on the difference between the carrying amount and estimated fair value. Fair value is determined by discounting the anticipated cash flows over the remaining term of the lease utilizing certain unobservable inputs (Level 3). For the years ended January 31, 2018, 2017, and 2016, no impairment charges were recorded.
Vendor allowances. We receive funds from vendors for price protection, product rebates (earned upon purchase or sale of product), marketing, and promotion programs, collectively referred to as vendor allowances, which are recorded on the accrual basis. We estimate the vendor allowances to accrue based on the progress of satisfying the terms of the programs based on actual and projected sales or purchase of qualifying products. If the programs are related to product purchases, the vendor allowances are recorded as a reduction of product cost in inventory still on hand with any remaining amounts recorded as a reduction of cost of goods sold. During the years ended January 31, 2018, 2017 and 2016, we recorded $153.0 million, $162.5 million and $145.4 million, respectively, as reductions in cost of goods sold from vendor allowances.
Recent Accounting Pronouncements
The information related to recent accounting pronouncements as set forth in Note 1, Summary of Significant Accounting Policies, of the Consolidated Financial Statements in Part II, Item 8. Financial Statements and Supplementary Data, included as Exhibit 99.2 of this Form 8-K is incorporated herein by reference.